Exhibit 99.1

FOR IMMEDIATE RELEASE

GMCR Contact:

Suzanne DuLong

VP IR & Corporate Comm, GMCR

T: 802-882-2100

suzanne.dulong@gmcr.com

GREEN MOUNTAIN COFFEE ROASTERS, INC.

ANNOUNCES RESTATEMENT OF FINANCIALS

WATERBURY, VT (November 19, 2010) – Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) (the “Company”) today announced that it will restate its previously issued financial statements for fiscal years 2007, 2008 and 2009 and the first three quarters of fiscal year 2010 (including the quarterly data for fiscal years 2009 and 2010 and its selected financial data for the relevant periods), due to errors identified in these financial statements. This decision was made by the Company’s board of directors, upon the recommendation of the audit committee and in consultation with management. As a result of this decision, investors should no longer rely upon the Company’s previously released financial statements for these periods and any earnings releases or other communications relating to these periods.

As discussed below, these errors were discovered by management during the course of its preparation of the year-end financial statements and audit, as well as during the course of an internal investigation initiated by the audit committee of the Company’s board of directors in light of the previously disclosed inquiry by the staff of the Securities and Exchange Commission’s (“SEC”) Division of Enforcement. The internal investigation is nearly complete, and the Company continues to cooperate fully with the SEC. None of the financial statement errors implicate misconduct with respect to the Company or its management or employees. In addition, none of the financial statement errors are related to the Company’s relationship with M.Block & Sons, the fulfillment vendor through which the Company makes a majority of the at-home orders for the Keurig business unit’s single-cup business sold to retailers.

The amounts disclosed below are the net cumulative effect of these errors through June 26, 2010. The effects on certain reported periods are quantitatively significant, and the impact of the individual errors will be disclosed in more detail in the Company’s restated financial statements.

The adjustments necessary to correct the errors will have no effect on reported cash flow from operations, and are not expected to have a material impact on the balance sheet. The estimated impact of these items for the restatement periods is expected to reduce cumulative net income by approximately $6.1 - $6.5 million and cumulative diluted income per share by approximately $0.04 - $0.05 per share.

The Company has discovered the following errors:

•

A $7.6 million overstatement of pre-tax income, cumulative over the restated periods, due to the K-Cup inventory adjustment error previously reported in the Company’s Form 8-K filed on September 28, 2010. This error is the result of applying an incorrect standard cost to intercompany K-Cup inventory balances in consolidation. This error resulted in an overstatement of the consolidated inventory and an understatement of the cost of sales. Rather than correcting the cumulative amount of the error in the quarter ended September 25, 2010, as disclosed in the September 28, 2010 Form 8-K, the effect of this error will be recorded in the applicable restated periods.

•

A $1.4 million overstatement of pre-tax income, cumulative over the restated periods, due to the under-accrual of certain marketing and customer incentive program expenses. The Company also has corrected the classification of certain of these amounts as reductions to net sales instead of selling and operating expenses. These programs include, but are not limited to, brewer mark-down support and funds for promotional and marketing activities. Management has determined that miscommunication between the sales and accounting departments resulted in expenses for certain of these programs being recorded in the wrong fiscal periods.

•

A $1.0 million overstatement of pre-tax income, cumulative over the restated periods, due to changes in the timing and classification of the Company’s historical revenue recognition of royalties from third party licensed roasters. Because royalties were recognized upon shipment of K-Cups by roasters pursuant to the terms and conditions of the licensing agreements with these roasters, Keurig historically recognized these royalties at the time Keurig purchased the K-Cups from the licensed roasters and classified this royalty in net sales. Management has determined to recognize this royalty as a reduction to the carrying cost of the related inventory. The gross margin benefit of the royalty will then be realized upon the ultimate sale of the product to a third party customer. Due to the Company’s completed and, when consummated, pending acquisitions of third party licensed roasters, these purchases and the associated royalties have become less of a factor, since the post-acquisition royalties from these wholly-owned roasters are not included in the Company’s consolidated financial statements.

•

An $800,000 overstatement of pre-tax income, cumulative over the restated periods, due to applying an incorrect standard cost to intercompany brewer inventory balances in consolidation. This error was identified during the preparation of the fiscal year 2010 financial statements and resulted in an overstatement of the consolidated inventory and an understatement of the cost of sales.

•

A $700,000 understatement of pre-tax income for the Specialty Coffee business unit, due primarily to a failure to reverse an accrual related to certain customer incentive programs in the second fiscal quarter of 2010. The over-accrual was not identified and corrected until the fourth fiscal quarter of 2010.

•

In addition to the errors described above, the Company also will include in the restated financial statements certain other immaterial errors, including previously unrecorded immaterial adjustments identified in audits of prior years’ financial statements.

Expected impact of the restatement

The estimated necessary adjustments to the Company’s statements of operations are summarized in the tables below (in thousands, except per share amounts). The Company is still in the process of completing its review of the restated financial statements, and, therefore, the estimated adjustments described below are preliminary. While the Company expects to report the estimated adjustments described below, there can be no assurance that the final adjustments that are made as part of the restatement will not differ materially from the estimated adjustments.

	Fiscal year ended

	September 29, 2007			September 27, 2008			September 26, 2009
Increase (decrease)	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
Pre-tax income	$21,577	($467)	$21,110	$36,472	($1,013)	$35,459	$90,358	($2,327)	$88,031
Net income	$12,843	($285)	$12,558	$22,299	($632)	$21,667	$55,882	($1,445)	$54,437
Basic income per share	$0.12	—	$0.12	$0.21	($0.01)	$0.20	$0.49	($0.01)	$0.48
Diluted income per share	$0.12	($0.01)	$0.11	$0.19	—	$0.19	$0.46	($0.01)	$0.45

	Thirteen weeks ended
	December 27, 2008			March 28, 2009			June 27, 2009			September 26, 2009
Increase (decrease)	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
Pre-tax income	$23,533	($832)	$22,701	$21,368	($944)	$20,424	$21,657	($108)	$21,549	$23,800	($443)	$23,357
Net income	$14,384	($517)	$13,867	$12,983	($586)	$12,397	$14,140	($67)	$14,073	$14,375	($275)	$14,100
Basic income per share	$0.13	—	$0.13	$0.12	($0.01)	$0.11	$0.13	($0.01)	$0.12	$0.12	—	$0.12
Diluted income per share	$0.12	—	$0.12	$0.11	($0.01)	$0.10	$0.12	—	$0.12	$0.11	—	$0.11

	Thirteen weeks ended (1)									Thirty-nine weeks ended (1)

	December 26, 2009			March 27, 2010			June 26, 2010			June 26, 2010
Increase (decrease)	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
Pre-tax income	$21,915	($3,762)	$18,153	$40,243	($987)	$39,256	$36,719	($981)	$35,738	$98,877	($5,730)	$93,147
Net income	$12,494	($2,265)	$10,229	$24,702	($594)	$24,108	$18,554	($591)	$17,963	$55,750	($3,450)	$52,300
Basic income per share	$0.10	($0.02)	$0.08	$0.19	($0.01)	$0.18	$0.14	—	$0.14	$0.42	($0.02)	$0.40
Diluted income per share	$0.09	($0.02)	$0.07	$0.18	—	$0.18	$0.13	—	$0.13	$0.40	($0.02)	$0.38

(1)	The tax rate in fiscal year 2010 is an estimate at this time and may change as the Company finalizes its financial statements for fiscal year 2010.

In accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Company’s management has been assessing the effectiveness of the Company’s internal controls over financial reporting and disclosure controls. Based on this assessment, the Company expects to report a material weakness in the Company’s internal controls over financial reporting, and, therefore, conclude that internal controls over financial reporting as of September 25, 2010 are not effective. Although the assessment is not yet complete, management expects to recommend to the audit committee of the Company’s board of directors certain remedial actions that include (i) the addition of more experienced accounting staff at the Company’s enterprise and business unit levels, (ii) a formal training program for all accounting and finance personnel, so that they remain current with accounting rules, regulations and trends, (iii) a thorough review of the finance and accounting departments, to ensure that the areas of responsibilities are properly matched to the staff competencies and that the lines of communication and processes are as effective as possible and (iv) a thorough review of the processes and procedures used in the Company’s intercompany accounting.

The audit committee and management have discussed the matters disclosed in this press release with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The Company is working diligently to complete the restatement of its financial statements. The Company expects to file its annual report on Form 10-K, including the restated financial statements, by no later than December 9, 2010, the expiration date of the extension period provided by Rule 12b-25 of the Securities Exchange Act of 1934, as amended. However, there can be no assurance that the filing will be made within this period.

SEC inquiry

As discussed above, the audit committee of the Company’s board of directors initiated an internal investigation in light of the previously disclosed inquiry by the staff of the SEC Division of Enforcement. The audit committee has retained legal counsel and a forensic accounting team to assist in the investigation and to respond to the requests in the SEC’s inquiry. The internal investigation is nearly complete, and the Company continues to cooperate fully with the SEC.

About Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR)

As a leader in the specialty coffee industry, Green Mountain Coffee Roasters, Inc. is recognized for its award-winning coffees, innovative brewing technology and socially responsible business practices. GMCR’s operations are managed through two business units. The Specialty Coffee business unit produces coffee, tea and hot cocoa from its family of brands, including Tully’s Coffee®, Green Mountain Coffee®, Newman’s Own® Organics coffee, Timothy’s World Coffee®, Diedrich®, Coffee People® and Gloria Jeans®, a trademark licensed to GMCR for use in North America and owned by Gloria Jeans Coffees International Pty. Ltd. The Keurig business unit is a pioneer and leading manufacturer of gourmet single-cup brewing systems. K-Cup® portion packs for Keurig® Single-Cup Brewers are produced by a variety of roasters, including Green Mountain Coffee, Tully’s, Timothy’s and Diedrich. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in Fair Trade Certified™ coffee, and donating at least five percent of its pre-tax profits to social and environmental projects. Visit www.gmcr.com for more information.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its web site, including news releases and its complete financial statements, as filed with the SEC. GMCR encourages investors to consult this section of its web site regularly for important information and news. Additionally, by subscribing to GMCR’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-looking statements

Except for historical information, the matters discussed herein are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Forward-looking statements, including statements regarding the Company’s intent to restate its prior financial statements, the estimated adjustments of the restated financials, the internal investigation by the audit committee of the Company’s board of directors and the expected timing of filing the restated financial reports, involve risks and uncertainties which may cause actual results to differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risk that additional information may arise from the final conclusion of the audit committee’s internal investigation, the risk that the process of preparing and auditing the financial statements or other subsequent events would require the Company to make additional adjustments, the time and effort required to complete the restatement of the financial reports and the impact of the inquiry initiated by the SEC and any related or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date hereof. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.